EXHIBIT 15



To the Shareholders and Board of Directors of Sears, Roebuck and Co.


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the three-month periods ended March 30, 1996 and April 1, 1995, as indicated in our report dated May 9, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three-month period ended March 30, 1996, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825,
33-58139, 33-58851, 33-64215 and 33-64345 of Sears, Roebuck and
Co.; Registration Statement No. 33-57205 of Sears, Roebuck and Co. and The Savings and Profit Sharing Fund of Sears Employees; Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.; and Registration Statement No. 33-64775 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






Deloitte & Touche LLP

Chicago, Illinois
May 9, 1996